Exhibit 99. (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (“Registration Statement) of our report dated October 22, 2004, relating to the financial statements and financial highlights which appears in the August 31, 2004 Annual Report to Shareholders of the Funds comprising the iShares MSCI Index Funds Series of iShares, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

December 27, 2004